Exhibit 23(a)

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 26, 2007 accompanying the financial statement of Atlas Resources Public #17-2007(A) L.P. as of May 31, 2007 and our report dated February 23, 2007, accompanying the consolidated financial statements of Atlas Resources, LLC as of December 31, 2006 and 2005 and for the years ended December 31, 2006, September 30, 2005 and 2004, and for the three month period ended December 31, 2005 contained in the Registration Statement on Form S-1 and Prospectus for Atlas Resources Public #17-2007(A) Program.  We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
June 26, 2007